As filed with the Securities and Exchange Commission on November 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, PA	16056
(Address of principal executive offices)	(Zip Code)

II-VI Incorporated Amended and Restated 2018 Omnibus Incentive Plan

(Full title of the plan)

Jo Anne Schwendinger

Chief Legal and Compliance Officer and Secretary

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	6,000,000(3)	$46.67	$280,020,000.00	$30,550.19

(1)

This Registration Statement also registers additional securities to be offered or issued upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, no par value (“Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock on The Nasdaq Global Select Market on November 4, 2020, which was $46.67.

(3)

Represents shares of Common Stock issuable under the II-VI Incorporated Amended and Restated 2018 Omnibus Incentive Plan (the “2018 Plan”). This amount excludes shares of Common Stock which, in accordance with the terms of the 2018 Plan, may be added to the reserve of shares issuable pursuant to the 2018 Plan in connection with the expiration, forfeiture or termination of outstanding awards under the II-VI Incorporated 2005 Omnibus Incentive Plan, the II-VI Incorporated 2009 Omnibus Incentive Plan, the II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan and the Finisar Corporation 2005 Stock Incentive Plan (As Amended and Restated Effective September 2, 2014) (collectively, the “Predecessor Plans”). No additional awards will be made under the Predecessor Plans.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register the offering and sale of an additional 6,000,000 shares of the common stock, no par value (the “Common Stock”), of II-VI Incorporated (the “Registrant”) as a result of an increase in the number of shares of Common Stock reserved for issuance under the II-VI Incorporated Amended and Restated 2018 Omnibus Incentive Plan (the “2018 Plan”). The 2018 Plan amended and restated the II-VI Incorporated 2018 Omnibus Incentive Plan (the “Prior 2018 Plan”) effective November 9, 2020. The Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission in connection with the Prior 2018 Plan on November 14, 2018 (File No. 333-228368) is hereby incorporated by reference. This incorporation by reference is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

This Registration Statement excludes shares of Common Stock which, in accordance with the terms of the 2018 Plan, may be added to the reserve of shares issuable pursuant to the 2018 Plan in connection with the expiration, forfeiture or termination of outstanding awards under the II-VI Incorporated 2005 Omnibus Incentive Plan, the II-VI Incorporated 2009 Omnibus Incentive Plan, the II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan and the Finisar Corporation 2005 Stock Incentive Plan (As Amended and Restated Effective September 2, 2014) (collectively, the “Predecessor Plans”). No additional awards will be made under the Predecessor Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2020, as filed on August 26, 2020 (File No. 001-39375);

2.

All other reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2020 (except to the extent of any information furnished in a Current Report on Form 8-K under Item 2.02 or Item 7.01 and exhibits furnished therein that relate to such items); and

3.

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Exchange Act on September 14, 1987, including all amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any exhibit furnished therein that relate to such items. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Plan, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pennsylvania Business Corporation Law

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

•	by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

•	if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the shareholders.

Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to in BCL Section 1741 or 1742, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by the indemnitee to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

BCL Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans. BCL Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter E of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

Amended and Restated By-Laws

Article VI of the Registrant’s Amended and Restated By-Laws (the By-Laws”) provides that the directors and officers of the Registrant shall be indemnified to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the registrant or otherwise) arising out of their service to the Registrant or to another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, with certain limitations and exceptions. Article VI of the By-Laws also provides our employees and agents who are not directors or officers may be indemnified with such scope and effect as determined by the registrant.

Article VI of the By-Laws also provides that the Registrant may purchase and maintain insurance to protect itself and any director, officer, agent or employee against any liability asserted against and incurred by him or her in respect of such service, whether or not the Registrant would have the power to indemnify him or her against such liability by law or under the provisions of the By-Laws.

As permitted by BCL Section 1713, the By-Laws provide that directors shall not be personally liable to the Registrant for monetary damages for any action taken, or any failure to take any action, unless, (A) the director has breached or failed to perform the duties of his/her office under Section 6.01 of the By-Laws (relating to standard of care and justifiable reliance); and (B) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The BCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. BCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. BCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board of Directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

Director and Officer Liability Insurance

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, the Registrant is entitled to reimbursement for amounts as to which the directors and officers are indemnified under the indemnification provisions of the By-Laws. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to the indemnification provisions of the By-Laws.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1

Amended and Restated Articles of Incorporation of II-VI Incorporated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on November 8, 2011).

4.2	Amended and Restated By-Laws of II-VI Incorporated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on August 29, 2014).

4.3

Statement with Respect to Shares, filed with the Pennsylvania Department of State Corporations Bureau and effective July 6, 2020 (incorporated herein by reference to Exhibit 3.03 to the Registrant’s Annual Report on Form 10-K (File No. 001-39375) filed on August 26, 2020).

5.1	Opinion of K&L Gates LLP (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	II-VI Incorporated Amended and Restated 2018 Omnibus Incentive Plan.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 10th day of November, 2020.

II-VI INCORPORATED

By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each of the undersigned does hereby constitute and appoint Vincent D. Mattera, Jr., Mary Jane Raymond and Jo Anne Schwendinger, or any of them, as his or her true and lawful attorneys and agents, to do any and all acts and things in his or her name and on his or her behalf and to execute any and all instruments for him or her and in his or her name in the respective capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable II-VI Incorporated to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him or her in his or her name in the respective capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Vincent D. Mattera, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2020
Vincent D. Mattera, Jr.

/s/ Mary Jane Raymond	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 10, 2020
Mary Jane Raymond

/s/ Francis J. Kramer	Chairman of the Board	November 10, 2020
Francis J. Kramer

/s/ Joseph J. Corasanti	Director	November 10, 2020
Joseph J. Corasanti

/s/ Enrico Digirolamo	Director	November 10, 2020
Enrico Digirolamo

/s/ Michael L. Dreyer	Director	November 10, 2020
Michael L. Dreyer

/s/ Patricia Hatter	Director	November 10, 2020
Patricia Hatter

/s/ Rear Admiral Marc Y.E. Pelaez, USN (Ret.)	Director	November 10, 2020
Rear Admiral Marc Y.E. Pelaez, USN (Ret.)

/s/ Shaker Sadasivam	Director	November 10, 2020
Shaker Sadasivam

/s/ Howard H. Xia	Director	November 10, 2020
Howard H. Xia